Exhibit 99.1

Contacts:

Stereotaxis, Inc.	Noonan Russo
314-615-6957	212-845-4269
Jim Stolze, Chief Financial Officer	Brian Ritchie (investors)
jstolze@stereotaxis.com	brian.ritchie@eurorscg.com

STEREOTAXIS ANNOUNCES THIRD QUARTER RESULTS

Management To Host A Conference Call Today At 5:00 PM Eastern Standard Time

St. Louis, MO, November 10, 2005 – Stereotaxis, Inc. (NASDAQ: STXS) today reported third quarter 2005 revenue of $1.7 million, down from the $5.7 million reported for the third quarter of 2004. The Company recognized revenue from the sale of one of its Niobe® advanced cardiology magnetic instrument control systems in the third quarter of 2005. During the third quarter of 2004, Stereotaxis recognized revenue from the sale of six systems.

For the nine months ended September 30, 2005, Stereotaxis reported revenue of $12.9 million, versus $12.7 million during the comparable period of the prior year. During the first nine months of 2005, the Company recognized revenue from the sale of 12 of its Niobe® advanced cardiology magnetic instrument control systems, compared to 16 over the first nine months of 2004, and realized an increase in average selling price of approximately 29 percent.

System revenue fell to $1.2 million in the current year quarter, compared to $5.4 million in the prior year quarter. Disposables, service and accessories revenue increased to $524,000 from $342,000 in the prior year quarter. Gross profit was $.9 million in the current quarter, compared to $3 million in the prior year quarter.

For the nine months ended September 30, 2005, system revenue was $11.3 million compared to $11.5 million in the prior year period. During the first nine months of 2005, disposables, service and accessories revenue was $1.7 million, compared to the $1.2 million reported during the nine months ended September 30, 2004. For the nine months ended September 30, 2005, gross profit increased to $6.5 million compared to $5.0 million during the nine months ended September 30, 2004.

Third quarter operating expenses were approximately $13.0 million, versus $8.4 million reported during the third quarter of 2004. The increase in expenses relates primarily to increased research and development costs associated with disposable devices and integration costs, sales and marketing infrastructure, as well as expanded clinical trial and clinical support activities. During the first nine months of 2005, Stereotaxis incurred operating expenses of $37.7 million, versus $26.6 million during the nine months ended September 30, 2004. The increase in expenses relates primarily to costs associated with additional headcount; most notably in the sales and marketing functions, as well as expanded clinical trial activity and support. Included in the year to date operating expenses is a one-time charge of $2.9 million in the second quarter related to the previously announced patent licensing settlement agreement with the University of Virginia Patent Foundation. As a reminder, the Company considers this agreement advantageous because it obviates the need for payment of any royalties to the University of Virginia related to cardiology products.

Net loss for the third quarter ended September 30, 2005 was approximately $11.9 million, compared to the $5.3 million reported in the prior year quarter. Net Loss per diluted share for the current quarter was $0.44 on 27.4 million weighted average shares outstanding versus a Net Loss of $0.34 reported for the prior year quarter on 15.6 million weighted average shares outstanding. The significant change in weighted average shares relates to the issuance of approximately 5.9 million shares in the Company’s August 2004 IPO, as well as to the conversion of all previously outstanding convertible preferred stock in connection with the IPO.

For the nine months ended September 30, 2005, net loss was approximately $30.6 million, as compared to a net loss of $21.5 million during the corresponding period of the prior year. The increase in net loss compared to the prior year period is due in part to the after tax charge related to the University of Virgina licensing settlement as well as the increase in operating expenses. For the first nine months of 2005, net loss per diluted share was $1.12, as compared to the $3.46 loss reported for the nine months ended September 30, 2004. Diluted earnings per share were based on 27.3 million and 6.2 million weighted average shares outstanding, respectively, for the two nine month periods.

At September 30, 2005, Stereotaxis had purchase orders and other commitments for its Niobe® systems of approximately $23 million. The Company does not include orders for disposables, service or accessories in its backlog data.

Stereotaxis ended the third quarter with cash and investments of approximately $22.3 million. Total debt at September 30, 2005 amounted to approximately $1.2 million.

Stereotaxis has concluded a one-year unsecured financing commitment, from current investors, providing for the availability of $20 million to be drawn at the Company’s election. In addition, the Company has negotiated amended terms to its revolving line of credit. Under the revised terms, the available balance has been increased to $10 million and the maturity has been extended by one year to April 2007.

Stereotaxis today filed a shelf registration statement with the Securities and Exchange Commission to register up to $75 million of its common stock, preferred stock, warrants, or a combination of stock and warrants. Stereotaxis may sell its common stock, preferred stock, warrants, or a combination of stock and warrants in one or more separate offerings in amounts, at prices and on terms to be determined at the time of such offer or offerings. This shelf registration is intended to provide Stereotaxis with the flexibility to take advantage of financing opportunities when and if deemed appropriate by the Company, and is a common fundraising vehicle utilized by many companies at Stereotaxis’ stage of development.

The increases in available credit lines, combined with the shelf registration, provide the company greater flexibility in timing to pursue any future financing for general corporate purposes, to address new market segments or for optimization of capital structure.

"Our revenues and orders for the third quarter were significantly impacted by the continuing delay in U.S. regulatory approval for key ablation catheters,” said Bevil Hogg, President and Chief Executive Officer of Stereotaxis. “However, we continue to see many market indicators that endorse our value proposition, in this country and abroad. These factors indicate our U.S. sales slowdown is a non-recurring FDA related discontinuity in our installed base ramp. We believe that once key regulatory approvals are obtained, we will expeditiously resume the gradient of our systems ramp in the U.S., as originally anticipated. First, in

Europe, our electrophysiology utilization continues at the rate of approximately two procedures per lab per physician day. This is a particularly high rate of utilization and we believe it indicates the potential for our remote navigation technology to become standard of care for ablation procedures. Second, despite the prolonged delay in U.S. approval for ablation catheters, we continue to see significant price improvement in the U.S. over the prior year. In addition, clinician site visits to our facilities from new prospective major U.S. hospital accounts have increased steadily during 2005 such that the site visit rate in the third quarter was four times greater than that in the first quarter, pointing to a significant pickup in early stage pipeline development, driven, we believe, by our favorable clinical results in Europe. The slowdown in sales activity appears to be confined to those accounts in the later stages of our sales development pipeline, the ones that would be most impacted by near term delays in regulatory approval. “

"Based on these factors and extensive discussions with potential customers, we remain confident that our domestic sales ramp will intensify and recover its former trajectory following U.S. approvals of key ablation catheters," continued Mr. Hogg. "To this point, the FDA clearance received by Johnson & Johnson’s Biosense Webster late in the third quarter for the NaviStar® RMT Steerable Tip Diagnostic Catheter, that was co-developed with Stereotaxis pursuant to our alliance with Biosense, is the first of the two catheter approvals we had previously predicted would occur by year end 2005. This approval led to use of our alliance product to achieve the first ever fully automated right atrium mapping procedure, which was successfully completed at a major U.S. hospital. We continue to expect U.S. approval for the Celsius™RMT 4mm ablation catheter by year-end and for the Navistar™RMT ablation catheter in the first quarter of 2006.”

“Stereotaxis continues to address a new and very large market opportunity in congestive heart failure (CHF), continued Mr. Hogg. “Our first foray into CHF therapy is the placement of the left ventricular lead during implantation of devices for cardiac resynchronization therapy (CRT), focused on simplified delivery, improved efficiency and standardized procedure time. To date, more than 400 left ventricular lead placement procedures have now been successfully completed worldwide using our system and utilizing our proprietary coronary guidewires. We are continuing discussions pursuant to formal expressions of interest received from CHF industry leaders regarding strategic collaboration in the CHF market.”

"In terms of revenue for the remainder of 2005, given where we are in the year and the marked impact that the delay in U.S. regulatory approval for key ablation catheters has had on the placing of orders and the scheduling of installations, we can no longer be confident that we will achieve the range of revenue for the calendar year that we had previously established,” continued Mr. Hogg. “While performance at or near the low end of our previous guidance is feasible, it is not sufficiently predictable. Once we have a better perspective on the precise timing of FDA ablation catheter approvals in the U.S., we will be in a position to quantify any impact on our 2006 guidance, including influence on profitability. For 2006, we currently anticipate providing revenue guidance when we issue our fourth quarter 2005 financial results."

The Company will host a conference call today at 5:00 p.m. Eastern Standard Time to discuss the results for the quarter. To participate in the conference call, please dial 888.889.2497 (Domestic) or 973.582.2710 (International) a few minutes before 5:00 p.m. ET on Thursday, November 10, 2005. A replay of the conference call will be available from 7:00 p.m. ET on November 10, 2005 until 7:00 p.m. ET on November 17, 2005. The replay dial in number is 877.519.4471 (Domestic) or 973.341.3080 (International). The replay pin number is 6657435.

The call will also be available on the Internet live and for seven days thereafter at the following URL:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=179896&eventID=1155141

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S. and Europe.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that we will recognize revenue related to our purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of our control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.
BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$ 6,391,010	$ 16,907,516
Short-term investments	15,866,965	28,741,318
Accounts receivable, net of allowance of $45,786 and $146,223 in 2005 and 2004	8,925,218	8,621,205
Current portion of long-term receivables	463,760	168,795
Inventories	7,588,434	4,673,994
Prepaid expenses and other current assets	2,987,907	2,351,058
Total current assets	42,223,294	61,463,886
Property and equipment, net	1,855,938	1,557,847
Intangible assets	1,711,111	1,811,111
Long-term receivables	463,760	337,590
Other assets	122,015	120,697
Long-term investments	-	5,896,625
Total assets	$ 46,376,118	$ 71,187,756

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$ 666,667	$ 910,434
Accounts payable	4,376,117	2,129,473
Accrued liabilities	7,705,607	5,710,216
Deferred Revenue	3,015,606	2,308,923
Total current liabilities	15,763,997	11,059,046

Long term debt, less current maturities	500,000	1,000,000
Long term deferred revenue	870,587	732,835
Other liabilities	11,126	1,407

Stockholders' equity:
Common stock, par value of $0.001; 100,000,000 shares authorized at 2005 and 2004; 27,720,223 and 27,187,042 issued at 2005 and 2004, respectively	27,720	27,187
Additional paid-in capital	177,192,163	174,143,587
Deferred Compensation	(2,320,837)	(671,950)
Treasury stock, 36,519 shares at 2005 and 2004	(162,546)	(162,546)
Notes receivable from sales of stock	(182,424)	(173,432)
Accumulated deficit	(145,251,372)	(114,673,234)
Accumulated other comprehensive gain/(loss)	(72,296)	(95,144)
Total stockholders' equity	29,230,408	58,394,468
Total liabilities and stockholders' equity	$ 46,376,118	$ 71,187,756

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Systems revenue	$ 1,164,570	$ 5,371,216	$ 11,257,060	$ 11,518,568
Disposables, service and accessories revenue	523,769	342,395	1,663,906	1,177,867
Total revenue	1,688,339	5,713,611	12,920,966	12,696,435
Cost of revenue	791,436	2,729,518	6,426,245	7,706,949
Gross margin	896,903	2,984,093	6,494,721	4,989,486
Operating expenses:
Research and development	4,900,054	3,907,373	12,593,401	13,005,474
General and administration	3,746,748	1,800,495	9,635,424	5,300,559
Sales and marketing	4,323,736	2,628,226	12,534,151	8,343,708
Royalty settlement	-	-	2,923,111	-
Total operating expenses	12,970,538	8,336,094	37,686,087	26,649,741
Operating loss	(12,073,635)	(5,352,001)	(31,191,366)	(21,660,255)
Interest income	228,077	147,047	794,053	461,679
Interest expense	(60,737)	(112,535)	(180,821)	(335,002)
Net loss	$ (11,906,295)	$ (5,317,489)	$(30,578,134)	$(21,533,578)

Net loss per common share:
Basic and diluted	$ (0.44)	$ (0.34)	$ (1.12)	$ (3.46)

Weighted average shares used in computing net loss per common share:
Basic and diluted	27,365,263	15,567,170	27,268,772	6,219,334